UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

TRAVELCENTERS OF AMERICA INC.

(Exact name of registrant as specified in its charter)

Maryland	20-5701514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24601 Center Ridge Road, Westlake, Ohio	44145
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None.

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) to Form 8-A (the “Registration Statement”) is being filed pursuant to Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by TravelCenters of America Inc., a Maryland corporation (the “Registrant”), as the successor registrant to TravelCenters of America LLC, a Delaware limited liability company (the “LLC”). Effective at 12:01 a.m. (Eastern Time) on August 1, 2019 (the “Effective Time”), the LLC converted from a Delaware limited liability company to a Maryland corporation (the “Conversion”). At the Effective Time, each five (5) LLC common shares, representing limited liability company interests of the LLC, outstanding immediately prior to the Effective Time were converted into one (1) share of common stock, par value $0.001 per share (“Common Stock”), of the Registrant, with no fractional shares being issued as a result of the Conversion. In lieu of any such fractional shares, a holder thereof is entitled to receive a cash payment as provided in the Plan of Conversion.

In accordance with Rule 12g-3 under the Exchange Act, upon the effective time of the Conversion, the Common Stock of the Registrant was deemed to be registered under Section 12(b) of the Exchange Act as the Registrant is deemed to be the successor registrant to the LLC. The Registrant expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Exchange Act. The Common Stock will continue to trade on The Nasdaq Stock Market LLC under the ticker symbol “TA.”

This Amendment amends the Registration Statement as follows:

Item 1. Description of Registrant’s Securities to be Registered.

A description of the Common Stock is contained in “Description of Capital Stock” set forth in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on August 1, 2019, which is incorporated herein by reference.

Item 2. Exhibits.

3.1	Plan of Conversion of TravelCenters of America LLC (incorporated by reference to Exhibit 99.1 of TravelCenters of America LLC’s Current Report on Form 8-K filed on July 30, 2019).

3.2	Certificate of Conversion of TravelCenters of America LLC (incorporated by reference to Exhibit 99.2 of TravelCenters of America LLC’s Current Report on Form 8-K filed on July 30, 2019).

3.3	Articles of Conversion of TravelCenters of America LLC (incorporated by reference to Exhibit 99.3 of TravelCenters of America LLC’s Current Report on Form 8-K filed on July 30, 2019).

3.4	Articles of Incorporation of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.4 of TravelCenters of America LLC’s Current Report on Form 8-K filed on July 30, 2019).

3.5	Bylaws of TravelCenters of America Inc. (incorporated by reference to Exhibit 99.5 of TravelCenters of America LLC’s Current Report on Form 8-K filed on July 30, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TRAVELCENTERS OF AMERICA INC.

	By:	/s/ William E. Myers
William E. Myers
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

August 1, 2019